SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percent of Ownership	Jurisdiction of Incorporation or Organization
Community Financial Corporation	Community Bank	100%	Federal
Community Bank	Community First Mortgage Corporation(1)	100%	Virginia

(1) Community First Mortgage Corporation was sold by Community Bank on June 30, 2003.